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WELLS FARGO FUNDS TRUST

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Wells Fargo Advantage Outlook Funds

to be “Re-Launched” June 2006

Funds will be substantially redesigned and renamed

Wells Fargo Advantage Dow Jones Target Date Funds

The Wells Fargo Advantage FundsSM Board of Trustees recently approved a number of key enhancements to the Wells Fargo Advantage Outlook Funds. To meet the growing demand for target-date funds and increase the competitiveness of our product, Institutional Trust Services (ITS) and the Funds Management Group (FMG) worked in close collaboration over the past year to evaluate strategies to enhance our existing fund line-up in this area. Pending shareholder approval, the funds will be renamed the Wells Fargo Advantage Dow Jones Target Date Funds and re-launched at the end of June. 1

“Given our key strategic goal to sell more investment-related business, focusing on increasing penetration of target-date funds will benefit ITS,” said Laurie Nordquist, executive vice president and head of ITS.

Target-date funds (also known as lifecycle funds or retirement date funds) have gone from a novel concept a decade ago to broad acceptance by financial firms, 401(k) plans, investors and financial advisors in a short period of time. This is a critical asset class, as we have seen significant growth in these funds across all market segments. Industry wide, assets in target-date funds grew 60% in 2005 alone and now top $70 billion. Currently, ITS clients have over $500 million invested in the Wells Fargo Advantage Outlook Funds. Clearly, our potential market for these funds is much more substantial than is represented by existing assets. The enhancements to the Outlook Funds are intended to make the product more competitive and help us take advantage of this growing market opportunity.

Below is a brief overview of the key benefits the Wells Fargo Advantage Dow Jones Target Date Funds will offer both plan sponsors and participants (pending shareholder approval).

New, experienced subadvisors

Experience from a pioneer. The Board voted to change the Outlook Funds’ subadvisor from BGFA (Barclays Global Fund Advisor) to Global Index Advisors (GIA) because of GIA’s expertise with target-date investments. GIA developed and will maintain the model that generates the risk allocation used in establishing cash, bond and equity allocations for the funds. GIA has a long-standing relationship with Dow Jones, and partnered with Dow Jones to create the first retirement date based investment indexes. Further expertise is brought into the mix with SSgA (State Street Global Advisors). SSgA is an investment sub-advisor and will manage the bond and equity portfolios. Wells Fargo will manage the cash portfolio.

Transparency and discipline. The equity and bond allocations are constructed and maintained by GIA according to transparent and disciplined processes that investment consultants, plan sponsors and investors will be able to easily understand. The funds will seek to replicate the risk and return posture of the Dow Jones Target Date Index. Stringent guidelines for portfolio construction are employed to ensure the integrity of the funds and their performance within the allocations strategy.

High visibility and brand recognition

Recognition. The association with Dow Jones will add credibility to the Funds for plan sponsors, consultants and participants. In fact, 99% of investors surveyed recognized the Dow Jones name in a recent market research survey—and more than half of those individual stated they were interested in investing in products based on Dow Jones indexes.

Visibility. The Dow Jones indexes are highly visible making them easy for participants, plan sponsors and consultants to track. The indexes are printed in the Wall Street Journal and are easily accessible through Morningstar and on the Dow Jones Index web site. To tap into the Dow Jones name and link the funds to their indexes, the Outlook Funds will be renamed to reflect the underlying index that each Fund seeks to replicate. For example, the Wells Fargo Advantage Outlook 2040 Fund will be renamed the Wells Fargo Advantage Dow Jones Target 2040 Fund.

Institutional Trust Services	1	© 2006 Wells Fargo Bank, NA.
April 2006		All Rights Reserved.

More Sophisticated Investment Model Designed to Provide Competitive Performance with Lower Risk

A systematic asset allocation approach. Each fund is constructed using three major asset classes (equities, bonds and cash), and all three major asset categories are present throughout the investment lifecycle, or “glide path” of the fund. Unique to the Dow Jones Target Date methodology, the glide path focuses on risk allocation to reduce portfolio risk over time, while capturing much of the upside return of the equities market. We believe this more conservative approach will provide a sound option for plan sponsors, especially those considering our target-date funds as options for default and automatic enrollment.

Exposure to additional asset classes/Increased diversification. Under the new structure, the three major asset classes will be comprised of securities representing 14 style-specific indexes (rather than securities representing only three core indexes under the current structure.) The goal of adding new and more targeted asset classes is to improve diversification and provide greater return potential for the Funds, while at the same time improving consistency in those returns through lower volatility. The equity allocation will be invested in nine equally weighted sub-indexes and will include new asset classes such as emerging markets. Similarly, the fixed income allocation will be invested in four equally weighted sub-indexes, including U.S. and foreign bonds. There is also a cash allocation in each fund. Styles will be passively managed and seek to replicate the stated style index. All funds will be rebalanced monthly.

Continued exposure to all asset classes as retirement nears. The Funds will maintain exposure to all 14 style-specific indexes throughout the glide path, adjusting overall exposure to stocks, bonds and cash as the target-date approaches. Risk is controlled by adjusting allocations among the three major asset classes, not by including or excluding certain style-specific asset classes as the target date approaches. Some competitor products reduce exposure to certain asset categories as they approach the retirement date (i.e. international equities, small cap securities). Our target date funds will remain broadly diversified to benefit from the low correlation between each style-specific asset category.

Less risk as retirement nears. Since most investors move from an accumulation bias to a preservation bias as they near their retirement years, the funds will maintain a lower level of risk leading up to and during retirement. While our Outlook Today Fund has an allocation of approximately 35% equities, the new fund will average closer to 14%.

Lower Expenses Will Benefit Shareholders

The net operating expenses (expense ratio) for the Funds will be reduced and the Funds will use a tiered expense structure, with the lowest fees for the more conservative funds that are designed for investors closer to retirement. The current structure has an expense ratio of 0.95% for the administrator shares and 0.75% for the institutional shares. The proposed structure would result in a range in the expense ratio of 0.85% to 0.92% for the Administrator class shares and 0.62% to 0.69% for the Institutional class shares.

Further Communications/Rollout

The proxy for the proposed product changes will be mailed in late April and the shareholder meeting will take place in June. Pending shareholder approval, the new target date funds are expected to be in place in late June. ITS and FMG are developing a series of training and additional product materials to explain the new fund structure and support the rollout.

We’re excited about these changes and believe both plan sponsors and participants will benefit from the new fund structure. Please stay tuned in the coming months as more information on the Wells Fargo Advantage Dow Jones Target Date Funds becomes available.

Please note: Since the proxy has been filed with the SEC, we may discuss the proposed changes with the public, including clients and prospects. However, we are limited to factual communications and may not discuss anything that is not mentioned in the filing and may not provide editorial comments. It is important that you review the Outlook Funds Service Alert/Q&A carefully before discussing these proposed changes with clients and prospects. For copies of these materials, see the investment section of iTrust.

Institutional Trust Services	2	© 2006 Wells Fargo Bank, NA.
April 2006		All Rights Reserved.

Background information on target-date funds

Below are some quick facts about the explosive growth that has occurred in these products.

Fast growth	Assets in target-date funds grew 60% in 2005, from $43.8 billion to $70.1 billion, according to the Financial Research Corporation
Quick adoption	As many as 63% of 401(k) plans offer a target-date or other asset allocation fund according to Hewitt Associates.
Investor interest

73% of workers (both participants and non-participants) said they would be very or somewhat interested in their assets being managed for them in a target-date fund (34% were VERY interested), according to the Employee Benefit Research Institute, April 2006.

Sponsor interest

One in five plan sponsors expect to add “premixed portfolios” such as target-date funds to their plan lineup in 2006, according to a Hewitt Associates survey. The trend toward auto default is gaining momentum and target-date funds are increasingly the product of choice for plan sponsors.

1”Dow Jones” and “Dow Jones Target Date Indexes” are service marks of Dow Jones & Company, Inc. and have been licensed for use for certain purposes by Global Index Advisors, Inc. and Wells Fargo Funds Management, LLC. The Wells Fargo Advantage Dow Jones Target Funds, based on the Dow Jones Target Date Indexes, are not sponsored, endorsed, sold or promoted by Dow Jones, and Dow Jones makes no representation regarding the advisability of investing in such product(s).

Institutional Trust Services	3	© 2006 Wells Fargo Bank, NA.
April 2006		All Rights Reserved.